Exhibit 23.11

CONSENT OF INDEPENDET REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of

RENAISSANCE INVESTMENT COMPANY LTD.

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 2 to Form S-3 File No. 333-140974, which will be filed by Ampal-American Israel Corporation in June 2007, of our report dated February 24, 2005 relating to the financial statements of Renaissance Investment Company Ltd’s 2004 Annual Report to Shareholders, which is appears in Ampal-American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Kost Forer Gabbay & Kasierer

3 June, 2007
Tel-Aviv ,Israel